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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G
                                 (RULE 13d-102)
           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 3)(1)

                              FTI CONSULTING, INC.
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                                (Name of Issuer)

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                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
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                         (Title of Class of Securities)

                                    302941109
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                                 (CUSIP Number)

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                                    2/4/2004
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             (Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP No.  302941109                   13G                    Page 2 of  5 Pages
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1.   NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    (ENTITIES ONLY).

     Priderock Management, LLC (1)
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  [ ]
                                                              (b)  [ ]
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3.   SEC USES ONLY
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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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NUMBER OF           5.  Sole Voting Power
SHARES                  0
BENEFICIALLY      --------------------------------------------------------------
OWNED BY            6.  Shared Voting Power
EACH                    0
REPORTING         --------------------------------------------------------------
PERSON WITH         7.  Sole Dispositive Power
                        0
                  --------------------------------------------------------------
                    8.  Shared Dispositive Power
                        0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

     0
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*
                                                                    [ ]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
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12.  TYPE OF REPORTING PERSON*

     OO
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(1) The managing member of Priderock Management, LLC is Stephen Salzman
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 302941109                 13G                        Page 3 of 5 Pages
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ITEM 1(a).          NAME OF ISSUER:

                    FTI Consulting, Inc.

ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    900 Bestgate Road
                    Suite 100
                    Annapolis, MD  21401  USA

ITEM 2(a).          NAME OF PERSON FILING:

                    Priderock Management, LLC

ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    411 West Putnam Avenue, Suite 109
                    Greenwich, CT  06830

ITEM 2(c).          CITIZENSHIP:

                    Delaware

ITEM 2(d).          TITLE OF CLASS OF SECURITIES:

                    Common Stock, par value $0.01 per share

ITEM 2(e).          CUSIP NUMBER:

                    302941109

ITEM 3.             Not Applicable


ITEM 4.             OWNERSHIP:

                    (a) Amount beneficially owned:
                        0


                    (b) Percent of class:
                        0%

                    (c) Number of shares as to which the person has:
                        (i)   Sole power to vote or to direct the vote:    0
                        (ii)  Shared power to vote or to direct the vote:  0(1)

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CUSIP No. 302941109                 13G                        Page 4 of 5 Pages
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                     (iii) Sole power to dispose or to direct the disposition
                            of:  0

                     (iv)  Shared power to dispose or to direct the disposition of:  0

(1) The Reporting Person may be deemed the beneficial owner of the shares in its capacity as the investment adviser or managing member of various investment funds and accounts who are the holders of such shares. In such capacities, the Reporting Person has voting and investment control with respect to the shares of Common Stock held by the funds and accounts.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 302941109                 13G                        Page 5 of 5 Pages
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                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 10, 2004                   Priderock Management, LLC

                                            By:  /s/  Fred Tencic
                                                 -----------------------------
                                                 Name:  Fred Tencic
                                                 Title: Chief Financial Officer